EXHIBIT 12.0

                         STATEMENT REGARDING COMPUTATION
                                    OF RATIOS



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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                    Years ended December 31,
                                                     1997             1996
                                                    ------           -----
Historical:
         Earnings:
                  Earnings (loss) before income $       175,463    $ (533,295)
                  taxes
         Fixed charges, excluding capitalized         1,207,396       282,873
                                                     ----------    ----------
         interest - see below
                           Earnings (loss)           $1,382,859    $ (250,422)
                                                     ==========    ==========
Fixed charges:
Interest expense                                     $1,207,396    $  282,873
                                                     ----------    ----------
Interest factor included in rentals
         Fixed charges                               $1,207,396    $  282,873
                                                     ==========    ==========
         Ratio of earnings to fixed charges                1.14          (.88)
                                                     ==========    ==========













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